Exhibit 8.1

August 21, 2003

Pennsylvania Real Estate Investment Trust
The Bellevue
200 South Broad Street
Philadelphia, PA 19102

Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax matters in connection with the preparation of a prospectus supplement (the "Prospectus Supplement") filed pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended (the "Act") for Pennsylvania Real Estate Investment Trust (the "Company"), a Pennsylvania business trust, supplementing the registration statement on Form S-3 (No. 333-97985, declared effective by the Securities and Exchange Commission on September 13, 2002) (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Act. Terms used herein and not otherwise defined are as defined in the Prospectus.

        This opinion is based, in part, on representations made by the Company as to factual matters set forth in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

        Based on and subject to the foregoing, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each taxable year beginning with its taxable year ended August 31, 1996 and that the Company's proposed method of operation and capital structure will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        This opinion represents our legal judgement, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

        We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company's current report on Form 8-K dated as of the date of this letter. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Act, as amended. Except as provided above, this opinion may not be used or relied on by any other person or for any other purpose without our prior consent.

                      Very truly yours,

                      /s/ DRINKER BIDDLE & REATH LLP
                      DRINKER BIDDLE & REATH LLP